China Shenghuo Reports Unaudited Financial Results
For the First Quarter of 2009

KUNMING, China, May 15, 2009 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) ("China Shenghuo" or the "Company"), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People's Republic of China ("PRC"), today reported unaudited financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Financial Highlights

  Total revenues increased 23.4% year-over-year to $6.8 million

  Gross margin rose to 66% from 61.7% in the same period of 2008

  Net cash provided by operations was $890,299 compared with negative cash flow of 391,880 in the same period of 2008

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Despite a seasonally slow first quarter, which included the Chinese New Year holiday in early February, we are pleased with our double-digit top-line growth and our gross margin expansion, as they reflected our customer growth, expanding distribution network, and diversified product portfolio. Our flagship Xuesaitong Soft Capsule and the innovative 12 Ways cosmetics products continued to produce meaningful growth in a difficult market environment.”

First Quarter 2009 Financial Results

Revenues for the first quarter of 2009 increased 23.4% to $6.8 million compared to $5.5 million for the same period in 2008. The improvement was primarily due to increased sales of the Company’s main product, Xuesaitong Soft Capsules, as well as the 12 Ways cosmetics products.

Gross profit for the first quarter of 2009 increased 32% to $4.5 million over $3.4 million for the same period in 2008. Gross margin for the first three months of 2009 was 66%, compared with 61.7% for the same period in 2008. The increase in gross margin was primarily due to the improved sales of both Xuesaitong and 12 Ways cosmetics products, which carry higher profit margin.

Sales and marketing expenses for the first quarter of 2009 were $6.4 million compared with $1.6 million for the same period of 2008. The Company’s main product has been sold to patients through hospitals developed by sales representatives, however, the Company believes it is in its best long term interest to grow its operations in the OTC market which will produce higher profit margins and has decided to expand into the OTC market in 2009. In connection with the Company moving its operations towards the OTC market, the Company has adopted a policy to absorb a significantly higher percentage of costs incurred by sales representatives than in the past in order to get sales representatives’ cooperation in developing the OTC market. The costs to each sale to be borne by the Company are being accrued in Selling Expenses.

General and administrative expenses decreased 57.6% to $1 million in the first quarter of 2009 compared with $2.5 million for the same period in 2008, primarily due to the decrease in bad debt expenses on accounts receivables and sales representative advances. Beginning in 2009, however, instead of advancing sales representatives money to sustain or develop a particular market, we reimburse those sales representatives selling and marking expenses when they present proper expense vouchers. The Company believes this provides better control of its expenses.

Total operating loss for the first quarter of 2009 was $2.9 million compared with operating loss of $841,050 for the same period of 2008.

Net loss for the first quarter of 2009 was $2.9 million, or $0.15 per diluted share. This compares to a net loss of $852,660, or $0.04 earnings per diluted share for the same period of 2008.

Balance Sheet

As of March 31, 2009, the Company’s total cash and cash equivalents amounted to $908,596 as compared with $1.6 million as of December 31, 2008. Total shareholders’ equity amounted to $4.4 million as of March 31, 2009.

Drugs Pipeline

China Shenghuo has a number of drugs currently in phase II clinical trials with the State Food and Drug Administration (SFDA) for prescription use. The Company's drug portfolio development strategy mainly focuses on three major markets – cardio- and cerebro-vascular diseases, peptic ulcer diseases and general health products. Below is the list of drugs and their anticipated SFDA approval timetable:

Drugs Name	Intended Use	Anticipated Approval Year
Levofloxacin Hydrochloride Soft Capsule	Antibiotic applications	2009
Brufen Soft Capsule	Fever and headache	2009
	caused by influenza, colds
	and acute pharyngitis
Dencichine Hemostat	Anti-hemorrhagic applications	2011
Wei Dingkang Soft Capsule	Peptic ulcer	2011

Business Update

Mr. Lan concluded, "Strong product development and business initiatives are helping to generate meaningful year-over-year top-line growth, as we continue our efforts on expanding market share in vast cardio- and cerebro-vascular market. Going forward, we believe the RMB 850-billion (US$125-billion) healthcare reforms in China will create significant long-term opportunities for domestic drug manufacturers that focused in traditional Chinese medicine (TCM). We are well-positioned in this area because of diversified product portfolio, our growing scale, our R&D capabilities, and our high quality of standards. addition, our 12 Ways cosmetics products give us greater revenue diversification that we did not have before. We are building a solid foundation which will help us to increase profitability and increase shareholder value going forward.”

Upcoming Event

The Company announced on April 30, 2009 that it will host its annual meeting of stockholders at 10:00 A.M. Beijing Time on Monday, June 15, 2009 at its corporate offices located at No. 2, Jing You Road, Kunming National Economy & Technology Developing District, People’s Republic of China 650217. Stockholders of record at the close of business on April 24, 2009 will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikstan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Mr. Changhua Mu
Securities Affairs Representative
Email: c.mu@chinashenghuo.net

Grayling
Eddie Cheung
Investor Relations
Tel: +1-646-284-9414
Email: eddie.cheung@us.grayling.com

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS:
Current Assets:
Cash and cash equivalents	$908,596	$1,612,054
Accounts and notes receivable, less allowance for doubtful
accounts of $4,949,009 and $4,834,745, respectively	10,490,378	9,108,703
Sales representative advances, less allowance for doubtful
accounts of $3,026,086 and $2,955,516, respectively	7,453,244	8,637,653
Advances to suppliers	508,627	446,168
Inventory, net of reserve for obsolescence of $148,163 and
$147,978, respectively	3,784,385	4,287,462
Other current assets	31,714	41,177
Total Current Assets	23,176,944	24,133,217
Property, plant and equipment, net of accumulated
depreciation of $5,531,158 and $5,341,933, respectively	7,438,145	7,581,664
Intangible assets, net of accumulated amortization of
$125,572 and $71,456, respectively	612,769	665,959
Long-term sales representative advances, less allowance for
doubtful accounts of $667,647 and $664,532, respectively	1,288,088	663,433
TOTAL ASSETS	$32,515,946	$33,044,273

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$1,896,131	$1,293,460
Accrued expenses	6,861,907	2,721,082
Deposits	5,219,941	5,550,502
Payable to related parties	42,836	148,575
Short-term notes payable	11,323,378	9,850,211
Advances from customers	269,730	222,609
Taxes and related payables	1,006,165	1,236,574
Current portion of long-term debt	-	3,245,685
Total Current Liabilities	26,620,088	24,268,698
Long-Term Debt	1,460,792	1,131,193
Total Liabilities	28,080,880	25,399,891

Stockholders' Equity:
Common stock, $0.0001 par value, 100,000,000 shares
authorized, 19,679,400 and 19,679,400 outstanding,
respectively	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Retained deficit	(3,564,844)	(603,572)
Accumulated other comprehensive income, foreign currency
translation	1,656,992	1,656,812
Noncontrolling Interest	-	248,224
Total Stockholders' Equity	4,435,066	7,644,382
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,515,946	$33,044,273

China Shenghuo Pharmaceutical Holdings, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	March 31,	March 31,
	2009	2008

Sale of Products	$6,770,526	$5,486,468
Cost of Products Sold	2,301,525	2,099,462
Gross Profit	4,469,001	3,387,006
Operating Expenses:
Selling expense	6,395,577	1,641,502
General and administrative expense	1,046,442	2,467,578
Research and development expense	7,281	118,976
Total Operating Expenses	7,449,300	4,228,056

Loss from Operations	(2,980,299)	(841,050)
Other Income (Expense):
Interest income	881	3,265
Income from research and development activities	25,568	263,037
Interest expense	(251,690	(256,082)
Non-operating expenses	(4,054)	(73,145)
Net Other (Expense)	(229,295)	(62,925)

Loss Before Income Taxes	(3,209,594)	(903,975)
Income tax expense	-	(2,176)
Net loss attributable to noncontrolling interest	248,322	53,491
Net Loss	$(2,961,272)	$(852,660)
Foreign currency translation adjustment	182	472,982
Comprehensive Loss	$(2,961,090)	$(379,678)
Loss Per Share
Basic	$(0.15)	$(0.04)
Diluted	$(0.15)	$(0.04)
Weighted-Average Shares Outstanding
Basic	19,679,400	19,679,400
Diluted	19,679,400	19,679,400